EXHIBIT 99.1

March 3, 2015

Valued Shareholders,

We are pleased to send you this letter to provide updates to shareholders of NightFood Holdings, Inc.

On February 13, 2015, we filed our Form 10-Q with the SEC for the second quarter of our 2015 fiscal year ended December 31, 2014. You can access and review the Form 10-Q by going to the website of the Securities and Exchange Commission at www.sec.gov.

We continue to strengthen our partnership with GNC, testing marketing initiatives such as in-store consumer product demonstrations, employee product sampling, and pricing promotions including coupons, “buy 3 get 1 free”, and other in-store initiatives.  Overall, GNC sales have continued to trend up since the initial launch, and we are confident that sales will continue to grow.

We are currently engaged in discussions with other major retail chains to establish broader distribution for NightFood products.  Bringing a product to retail through national and regional retailers tends to be a long process, and we continue to make progress towards our goals.  We can’t yet publicly identify the accounts we’re working with, but paperwork has been started with additional distribution outlets since our last shareholder letter on 12/17/14.  We expect to be able to make public new distribution information by the release of our next Form 10-Q in early May.

We are pleased to announce that Tom Morse has officially joined our advisory team.  Mr. Morse is the co-founder and original President of Living Essentials LLC (5-Hour Energy), and currently heads up Alina Healthcare Products, LLC.  We believe Tom’s experience through the early years of bringing 5-Hour Energy to market will be extremely valuable to the company as we continue to grow.  Tom provides a wealth of knowledge and insight into branding, marketing, and distribution.  A nighttime snacker himself, he’s very excited about the consumer problem we’re solving, and the solutions we’re bringing to market.

In late 2014, we hired Pitch Public Relations to help spread the word about NightFood.  Those of you who are fans of our Facebook page may have seen clips that appeared on Good Day Sacramento and My Fox Chicago recently.  Other recent coverage of NightFood has appeared in many health and nutrition blogs, as well as a mention in the 2/23 issue of Women’s World.  We believe the bars are being well-received in the marketplace as you can see by reading consumer reviews on sites such as BuluBox.com or Amazon.

I’ve been asked by several shareholders what they can do to help the company.  There are a few things any of you can do.  First, if you like the product, buy it and consume it.  Next, spread the word to friends, co-workers, and family.  And, if you’re on Facebook, become a fan of our NightFood page, and continue to like, share, and comment on the information we post.

Our progress with FINRA for our trading symbol is ongoing.  This process has taken longer than we’d expected, but we continue to believe that we will get FINRA approval.  At no time during this process have we received any new information from our FINRA examiner or our sponsoring broker that leads us to believe that our ultimate approval is in jeopardy.  We’re working with our broker and the examiner to advance the file, and we will continue to update you on its status. While we move closer to the culmination of the FINRA process, we also continue to advance the goals of the company through increased distribution and consumer awareness.

We are excited about what the next several months will bring.  As we help more people solve their nighttime snacking problem, we expect the story and the company to continue to grow.  Thank you for your ongoing support.

Sincerely,

Sean Folkson
CEO, NightFood, Inc.

This letter may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “may,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the acceptance of our products by retailers and end-users, commercialization risks, availability of financing and results of financing efforts, and general economic conditions. Further information regarding these and other risks, as well as other information about the Company, is described from time to time in the Company’s filings with the SEC, which can be accessed at www.sec.gov.

This letter should be read in conjunction with the Company’s annual, quarterly and other reports and schedules filed with the Securities and Exchange Commission from time to time, including the Company’s most recent Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2014.